EXHIBIT 99.1

Reading International Announces Seventh Consecutive Quarter of Positive
EBITDA

•      Revenue was up 7.7% for the 2003 Quarter versus 2002

•      2003-Quarter EBITDA(1) of $1.2 million up 30.0% versus 2002

Los Angeles, California, - (PR NEWSWIRE) – November 12, 2003 – Reading International, Inc. (AMEX: RDI.A, RDI.B) announced today a seventh consecutive quarter of positive EBITDA for the third quarter ended September 30, 2003.

Third Quarter 2003 Highlights

•	Revenue at $23.7 million, increased 7.7% compared to Q3 2002

•	Total revenue per screen at $102,050, increased 11.3% compared to Q3 2002

•	Seventh consecutive quarter of positive EBITDA(1), up 30.0% compared to Q3 2002 to $1.2 million

Third Quarter 2003 Discussion

          Revenue rose 7.7% to $23.7 million from $22.0 million in the 2002-quarter, assisted by currency effects and despite closing 3 cinemas with 10 screens since the end of the 2002-quarter. “Finding Nemo,” followed by “Terminator 3,” “Pirates of the Caribbean” and “Charlie’s Angels” led the quarter’s strong box office performers.

          Revenue per screen of $102,050 increased from $91,695 in the 2002-quarter, driven by strong per-screen attendance increases in the Australia and New Zealand cinemas. These increases were driven by an overall increase in attendance. In Puerto Rico and the US overall attendances were down slightly, due to the above mentioned cinema closures in 2003 and our inability to show several first-line movies in the US as a result of our on-going trade practice dispute with several major distributors.

          We achieved our seventh consecutive quarter of positive EBITDA, since the close of our consolidation transaction at the end of 2001. At $1.2 million, it was higher than the $0.9 million generated in the third quarter of 2002, up 30.0%.

          Cinema/real estate operating expense grew at 8.4%, to $18.9 million from $17.4 million in the 2002-quarter, a rate higher than our revenue growth. 2003-quarter legal expenses, of approximately $0.4 million, relating to our above-mentioned trade practice dispute, drove this increase.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

          Depreciation and amortization expense grew $0.5 million or 23.1%, from $2.1 million to $2.6 million for the 2003-quarter. This increase was primarily due to the re-evaluation of the effective useful lives of our Australian assets of $0.3 million, and the depreciation of our Puerto Rican circuit assets of $0.1 million. Our Puerto Rican assets were not depreciated in the 2002-quarter as they were classified as “held for sale” for the purposes of generally accepted accounting principles (“GAAP”). Our intention still remains to sell our Puerto Rico circuit, but it no longer qualifies for “held for sale” treatment under GAAP.

          General and administrative expense decreased by $0.1 million due to ongoing savings at the corporate level associated with the 2001 consolidation.

          The other significant driver for the quarter was our income tax provision, which reflected normal foreign withholding tax provisions in the 2003-quarter, not offset by a federal tax refund obtained in the 2002-quarter of $0.6 million.

          As a result of the above, we reported a $2.5 million net loss for the 2003-quarter compared to a $1.6 million loss in the 2002-quarter. Once again, the continued strength of our EBITDA at $1.2 million was the principal achievement for the quarter.

Nine Month 2003 Summary

•	Revenue increased by 8.6% to $68.9 million compared to $63.5 in the 2002 nine months, as compared to an increase in operating expenses of only 7.6%. Included in operating expenses are litigation costs relating to our trade practice related dispute with several major distributors of approximately $0.7 million in 2003.

•	Total revenue per screen increased to $294,296 from $262,974 in the 2002 nine months.

•	Depreciation and amortization grew to $7.5 million from $5.5 million in the 2002 nine months, driven by the Australian asset useful life re-evaluation and the Puerto Rican circuit depreciation.

•	General and administrative expense dropped to $9.9 million from $10.7 million in the 2002 nine months, as a result of ongoing corporate savings and the $0.5 million reimbursement of attorney’s fees relating to our settlement of trade practice related litigation in Australia.

•	Other income grew to $2.8 million as compared to $1.2 million in the 2002 nine months, primarily due to the one-time gain on settlement of trade practice related litigation in Australia.

•	The income tax provision in 2003 did not benefit from a $0.9 million federal tax refund received in the 2002 nine months.

•	As a result, net loss narrowed to $3.1 million, or $0.14 per share, from a loss of $3.9 million, or $0.18 per share in the nine months of 2002.

•	EBITDA for the nine months of 2003 at $7.5 million was significantly higher than the $3.4 million for the same period of 2002.

          Driven by currency increases of $12.3 million attributable to the strengthening Australian and New Zealand dollars, total assets at September 30, 2003 were $197.8 million compared to $182.8 million at December 31, 2002. The currency exchange rates for Australia and New Zealand as of September 30, 2003 were $0.6769 and $0.5940, respectively, and as of December 31, 2002, these rates were $0.5625 and $0.5239, respectively. Cash and cash equivalents were only slightly down at $17.2 million compared to $19.3 million at the 2002 year-end. Working capital fell into a $0.2 million deficit from a $0.1 million surplus at December 31, 2002, primarily due to an increase in legal expense payables.

          The resulting stockholders’ equity was $100.3 million at September 30, 2003.

Subsequent Event

          On October 22, 2003, we entered into a transaction with a third party to sell certain leasehold interest rights in our Sutton Cinema property. We will not recognize a gain or loss from this transaction for book purposes. We anticipate that this transaction will enhance our cash flow by approximately $632,000 in the first year, excluding one time expenditures of approximately $400,000 for closing costs incident to the sale, and by approximately $1,200,000 per year thereafter through July 2010, the end of the Master Lease under which this property was leased. Also included in the transaction is the right to invest in the anticipated redevelopment of the property, or in the alternative to receive an in lieu fee of $650,000.

     Russell 3000® Index

          On July 1, 2003 Reading International, Inc. joined the Russell 3000® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index. Based on these criteria, Reading International now forms part of the Russell 2000® Index.

About Reading International, Inc.

          Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico;

•	the ownership and operation of “Off Broadway” style live theaters in Manhattan and Chicago; and

•	the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand.

          Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the Reading, Angelika Film Center (go to: http://angelikafilmcenter.com/) and City Cinemas brands;

•	in Australia, under the Reading brand (go to: http://www.readingcinemas.com.au/);

•	in New Zealand, under the Reading (go to: http://courtenaycentral.co.nz/index.php) and Berkeley Cinemas (go to: http://www.berkeleycinemas.co.nz/) brands; and

•	in Puerto Rico, under the CineVista brand.

          Statements in this release about the Company’s future financial performance, customer relationships, initiatives to develop new ETRC’s and cinemas and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International’s future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International’s risks is available in the Company’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,

	2003	2002	2003	2002

Revenue	$23,656	$21,964	$68,911	$63,445
Operating expense
Cinema/real estate	18,860	17,393	54,161	50,355
Depreciation and amortization	2,559	2,078	7,516	5,523
General and administrative	3,548	3,653	9,857	10,680

Operating loss	(1,311)	(1,160)	(2,623)	(3,113)
Interest expense, net	818	843	2,423	2,104
Other expense (income)	110	(101)	(2,761)	(1,185)
Income tax provision (benefit)	322	(435)	607	(372)
Minority interest	(18)	130	178	236

Net loss	$(2,543)	$(1,597)	$(3,070)	$(3,896)

Basic and diluted loss per share	$(0.12)	$(0.07)	$(0.14)	$(0.18)

EBITDA*	$1,156	$889	$7,476	$3,359

EBITDA change	+ $267		+ $4,117

* EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax benefit, and depreciation and amortization expense. Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net loss	$(2,543)	$(1,597)	$(3,070)	$(3,896)
Less: Interest expense, net	818	843	2,423	2,104
Income tax provision (benefit)	322	(435)	607	(372)
Depreciation and amortization	2,559	2,078	7,516	5,523

EBITDA	$1,156	$889	$7,476	$3,359

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue
Cinema/live theater	$21,646	$20,386	$63,082	$58,748
Rental/real estate	2,010	1,578	5,829	4,611
Other	—	—	—	86

	23,656	21,964	68,911	63,445

Operating expense
Cinema/live theater	17,594	16,410	50,460	47,585
Rental/real estate	1,266	983	3,701	2,770
Depreciation and amortization	2,559	2,078	7,516	5,523
General and administrative	3,548	3,653	9,857	10,680

	24,967	23,124	71,534	66,558

Operating loss	(1,311)	(1,160)	(2,623)	(3,113)
Non-operating expense (income)
Interest income	(173)	(157)	(495)	(422)
Interest expense	991	1,000	2,918	2,526
Other expense (income)	110	(101)	(2,761)	(1,185)

Loss before income taxes and minority interest	(2,239)	(1,902)	(2,285)	(4,032)
Income tax provision (benefit)	322	(435)	607	(372)

Loss before minority interest	(2,561)	(1,467)	(2,892)	(3,660)
Minority interest expense (income)	(18)	130	178	236

Net income (loss)	(2,543)	(1,597)	(3,070)	$(3,896)

Basic earnings (loss) per share	$(0.12)	$(0.07)	$(0.14)	$(0.18)
Weighted average number of shares outstanding – basic	21,899,286	21,821,150	21,847,468	21,821,265

Diluted earnings (loss) per share	$(0.12)	$(0.07)	$(0.14)	$(0.18)
Weighted average number of shares outstanding – diluted	21,889,286	21,821,150	21,847,468	21,821,265

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(Unaudited)
	September 30,	December 31,
	2003	2002

ASSETS
Cash and cash equivalents	$17,180	$19,286
Receivables	6,148	3,765
Inventory	412	452
Investment in marketable securities and securities held-for-sale	79	1,016
Restricted cash	412	341
Prepaid and other current assets	2,951	2,529
Deferred tax assets, net	1,156	1,008

Total current assets	28,338	28,397
Rental property, net	8,047	8,438
Property and equipment, net	111,781	101,481
Property held for development	23,858	19,745
Investment in joint ventures	3,344	1,120
Capitalized leasing costs, net	444	544
Goodwill, net	5,064	5,021
Intangible assets, net	13,449	14,381
Other noncurrent assets	3,443	3,645

Total assets	$197,768	$182,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$12,675	$13,183
Film rent payable	3,906	4,092
Accrued income taxes	8,057	7,435
Deferred theater revenue	1,140	1,150
Notes payable – current portion	2,008	2,119
Other current liabilities	763	294

Total current liabilities	28,549	28,273
Notes payable – long-term portion	52,947	48,121
Deferred real estate revenue	907	659
Other noncurrent liabilities	10,350	9,517

Total liabilities	92,753	86,570

Commitments and contingencies
Minority interest in consolidated affiliates	4,713	4,937
Stockholders’ equity
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 33,858,299 issued and 19,866,876 shares outstanding	199	205
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized, 2,685,669 issued and 2,032,414 shares outstanding	20	13
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized	—	—
Additional paid-in capital	123,516	123,517
Accumulated deficit	(43,582)	(40,512)
Accumulated other comprehensive income	20,149	8,042

Total stockholders’ equity	100,302	91,265

Total liabilities and stockholders’ equity	$197,768	$182,772